SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

October 19, 2016

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

12655 North Central Expressway, Suite 1000, Dallas, TX 75243

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 13. 2016, Zion Oil & Gas, Inc. (the “Company”) timely complied with two key Special Conditions of our existing license terms established by the Israel Petroleum Commissioner, by providing the fully executed drilling contract with S.A. Daflog, S.R.L. (dated 6 October 2016) and a Detailed Drilling Engineering Plan for the Megiddo-Jezreel #1 well (dated 13 October 2016). Zion entered into a drilling contract with S.A. DAFLOG S.R.L., an Israeli-registered related party entity to DAFORA S.A. DAFORA is the largest drilling company in Romania and has drilled over 1,000 wells in Romania, Eastern Europe and East Africa. Zion will use DAFORA’s F-400 drilling rig which has a 3,000 HP capacity drawworks capable of drilling to over 7,000 meters. This provides more than sufficient horsepower and safety factor to drill our planned well with a target depth of up to 4,500 meters. The DAFORA rig is currently stored in Israel, at Givot Olam’s Meged-8 drill site.

The drill site plan is being prepared by an outside engineering firm to accommodate DAFORA’s F-400 Rig. We intend to award the drill site construction contract as soon as the engineering firm completes the site plan. The final step in the process is for Zion to submit the drill site plan along with our Application to Drill for final drilling program approval. We plan to begin drill site construction in November which should take approximately 45-60 days to complete.  Upon completion of the access road and drill site, we hope to commence rig mobilization to the MJ#1 location to begin rig-up and acceptance testing.

The Company is dedicated to exploring for oil and gas onshore Israel. We are 100% focused on our Megiddo-Jezreel License, a large area south of the Sea of Galilee that includes the Jezreel and Megiddo valleys. This license gives Zion the exclusive right to explore in an area of approximately 99,000 acres that appears to possess the key geologic ingredients of an active petroleum system with significant onshore exploration potential. We intend to start drilling our deep exploratory well, the Megiddo-Jezreel #1, as soon as possible, assuming sufficient capital is raised.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	– Press release dated October 19, 2016

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: October 19, 2016	By:	/s/ Victor G. Carrillo
Victor G. Carrillo
Chief Executive Officer

3